FOR IMMEDIATE RELEASE JULY 20, 2004	CONTACT GREG STEFFENS, PRESIDENT (573) 785-1421

SOUTHERN MISSOURI BANCORP REPORTS
NET INCOME OF $0.32 PER SHARE FOR THE QUARTER AND
$1.23 PER SHARE FOR THE FISCAL YEAR

BOARD DECLARES QUARTERLY DIVIDEND OF $.09 PER SHARE

         Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc., ("Company") (NASDAQ: SMBC), the parent corporation of Southern Missouri Bank and Trust Co. ("Bank"), today announced net income for the fourth quarter of fiscal 2004 was $753,000, or $.32 per diluted share, an increase of 7% from the $.30 per diluted share earned during the same period of the prior year. These earnings resulted in a return on average assets of .97% and a return on average equity of 11.43% as compared to respective returns of 1.02% and 11.30% during the same period of the prior year. For fiscal 2004, our net income totaled $2.9 million or $1.23 per diluted share from the $2.8 million or $1.14 earned in fiscal 2003, an 8% increase in diluted earnings per share. These earnings provided a return on average assets and average common equity of .98% and 11.09%, as compared to the respective returns of 1.00% and 11.08% for fiscal 2003. On September 26, 2003, the Company effected a two-for-one split of the Company's Common Stock in the form of a stock dividend of one additional share of "SMBC" Common Stock for each share held ("stock split"). Share and per share data for all periods presented have been adjusted to give effect to the stock split.

         On June 25, 2004, the Company converted from an OTS holding company to a Federal Reserve holding company; and its subsidiary converted to a Missouri chartered trust company with banking powers. The charter change will allow for additional growth in the commercial loan portfolio and will more closely align the Company's assets and funding mix to that of a traditional commercial bank. The Company realized a net tax benefit of $109,000 due to the change in charters.

         "We are pleased to report increased earnings per share for the fourth quarter and fiscal 2004. Our performance reflects the Company's focus on the balance sheet, maintaining strong credit quality and providing quality products and services to our customers. We continue to control overhead costs and seek new sources of non-interest income" said Greg Steffens, President and CEO. He added, "The Company maintained profitability despite a most challenging year. In a period of an uncertain economy and low interest rate environment, the Company for fiscal 2004 increased interest earning assets by 12% and non-interest income by 33%, which is certainly encouraging and is a testament to the quality of our staff and their efforts on the Company's behalf."

         The Company's net interest income increased $60,000 for the three month period ended June 30, 2004 as compared to the same period of the prior year. The increase was primarily due to a 11% increase in average interest earning assets, partially offset by a 24 basis point decrease in the average interest rate spread. The average interest rate spread for the three-month period ended June 30, 2004 was 2.90% as compared to 3.14% over the same period of the prior year. Net interest income decreased $129,000 over the twelve month period ended June 30, 2004 as compared to the same period of the prior year. The decrease was primarily due to a 22 basis point decrease in the average interest rate spread, partially offset by a 7% increase in average interest earning assets. The decrease in interest rate spread was a result of interest earning assets repricing downward at a faster pace than interest bearing liabilities. For fiscal 2004, the average interest rate spread was 3.06% as compared to 3.28% over the same period of the prior year.

         The Company's non-interest income decreased $22,000 for the three month period ended June 30, 2004 as compared to the same period of the prior year. The decrease was primarily due to the $60,000 loss realized on the sale of two available for sale securities. Non-interest income increased $460,000 for the twelve month period ended June 30, 2004 as compared to the same period of the prior year. The increase of 33% was primarily due to the implementation of the overdraft privilege program in February 2003, which resulted in increased banking service charges, as well as increased cash surrender value on bank-owned life insurance and an expanded customer base.

         During fiscal 2004, the Company's total assets increased $32.4 million, or 11.6%, to $311.9 million at June 30, 2004. This growth was attributed primarily to growth in the loan and investment portfolios of $25.5 million and $9.2 million, respectively. Changes in the composition of the loan portfolio included growth in commercial, residential loans and consumer loans of $18.7 million, $5.9 million and $988,000, respectively. Asset growth has been funded primarily with deposits, the issuance of Trust Preferred Securities and FHLB advances, which have increased $17.4 million, $7.0 million and $5.8 million, respectively since June 30, 2003.

         The Company's stockholders' equity increased $844,000, to $25.9 million at June 30, 2004 from $25.1 million at June 30, 2003. The increase was primarily due to net income partially offset by stock repurchases, cash dividends and the decrease in the market value of the investment portfolio.

         The Company is pleased to announce that the Board of Directors, on July 20, 2004, declared its 41st consecutive quarterly dividend since the inception of the Company. The $.09 cash dividend will be paid August 31, 2004 to shareholders of record at the close of business on August 16, 2004.

         The Company has previously announced the intention to repurchase up to 115,000 shares of its common stock, or approximately 5% of its outstanding common shares. To date, the Company has repurchased 50,000 shares at an average cost of $15.17 per share. The Company will continue to repurchase shares of its common stock under this plan from time to time, subject to market conditions, business opportunities and other economic considerations, and the Company's determination of the most efficient use of capital in order to maximize shareholder value.

         On June 30, 2004, the Company had 2,251,768 common shares outstanding. The common stock traded between $17.50 and $14.70 per share during the quarter ended June 30, 2004, with the last trade of the quarter occurring at $15.76. The Company, through its banking subsidiary, provides a wide array of financial services to Southeastern Missouri through its main office located in Poplar Bluff and seven other full-service facilities located in Poplar Bluff, Dexter, Qulin, Kennett, Doniphan, and Van Buren, Missouri.

         Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgement as of the date of this release. The Company disclaims however, any intent or obligation to update these forward-looking statements.

SOUTHERN MISSOURI BANCORP, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Data at:	June 30, 2004	June 30, 2003

Total assets	$311,893,000	$279,455,000
Available-for-sale securities	40,206,000	31,003,000
Loans, net	248,355,000	222,840,000
Allowance for losses on loans	1,978,000	1,836,000
Non-performing assets	298,000	307,000
Deposits	211,959,000	194,532,000
FHLB advances	59,250,000	53,500,000
Securities sold under repurchase agreements	6,448,000	5,234,000
Stockholders' equity	25,952,000	25,108,000

Equity to assets ratio	8.32%	8.98%
Allowance as a percentage of loans	0.80%	0.81%
Non-performing loans as a percentage of loans	0.05%	0.04%

Per common share:
Book value	$11.52	$10.94
Market value	15.76	12.70
Tangible book value	10.26	9.58

	Three Months Ended June 30,		Twelve Months Ended June 30,
Selected Operating Data:	2004	2003	2004	2003
Net interest income	$2,294,000	$2,234,000	$9,155,000	$9,284,000
Provision for losses on loans	100,000	60,000	275,000	330,000
Non-interest income	457,000	479,000	1,875,000	1,415,000
Non-interest expense	1,651,000	1,654,000	6,445,000	6,165,000
Income taxes	247,000	289,000	1,427,000	1,466,000
Net income	753,000	710,000	2,883,000	2,738,000

Per common share:
Net earnings:
Basic	$ .33	$ .31	$ 1.27	$ 1.17
Diluted	$ .32	$ .30	$ 1.23	$ 1.14

Cash dividends	$ .09	$ .07	$ .36	$ .28

Average basic shares outstanding	2,271,773	2,309,446	2,276,198	2,334,892
Average diluted shares outstanding	2,337,291	2,379,874	2,346,300	2,398,361

Profitability Ratios:

Return on average assets:	.97%	1.02%	.98%	1.00%

Return on average common equity:	11.43%	11.30%	11.09%	11.08%

Net interest margin	3.11%	3.40%	3.28%	3.57%
Net interest spread	2.90%	3.14%	3.06%	3.28%

Efficiency Ratio	60.0%	61.0%	58.4%	57.6%